wpdoc2\nsar\1997\102-77c.doc       2                2/14/97
NAME OF REGISTRANT:
Franklin Asset Allocation Fund
File No. 811-730


EXHIBIT ITEM No. 77C:
Submission of matters to a vote of security holders.

FRANKLIN TEMPLETON
777 Mariners Island Blvd
PO Box 777
San Mateo  CA 94403-7777
tel 1-800/632-2301


                 FRANKLIN ASSET ALLOCATION FUND

                   CONSENT OF SOLE SHAREHOLDER


Pursuant to the provisions of Section 4 of Article V of the Agreement and Declaration of Trust of Franklin Asset Allocation Fund, a Delaware business trust (the "Trust"), which governs actions taken by unanimous written consent of shareholders, the undersigned, being the sole shareholder of the Trust, does hereby waive the requirement of written notice of the actions set forth herein, and does hereby approve, ratify and consent to the following resolutions:

NOW, THEREFORE, IT IS

RESOLVED,  that  the  reorganization of Franklin  Premier  Return
Fund, a California corporation (the "Fund") and the Trust pursuant to an Amended and Restated Agreement (the "Reorganization"), which will involve: (i) the acquisition by the Trust of substantially all of the assets of the Fund in exchange solely for shares of beneficial interest in the Trust;
(ii) the distribution of such shares of beneficial interest of the Trust to the shareholders of the Fund according to their respective interest; and (iii) the dissolution of the Fund as soon as practicable after the closing of the Reorganization is hereby approved; and it is

FURTHER RESOLVED, that the Amended and Restated Agreement through
which   the  Reorganization  shall  be  accomplished  is   hereby
approved; and it is

FURTHER RESOLVED, that the following individuals shall serve as trustees of the Trust until their successors are elected and shall qualify:


Frank H. Abbott, III
S. Joseph Fortunato
David W. Garbellano
Edward B. Jamieson
Charles B. Johnson
Hayato Tanaka
R. Martin Wiskemann


and it is

FURTHER RESOLVED, that the selection of Coopers & Lybrand L.L.P., as independent auditors of the Trust for the fiscal year ending
December 31, 1996 is hereby ratified and approved; and it is

FURTHER RESOLVED, that the investment management agreement between the Trust and Franklin Advisers, Inc. ("Advisers"), which is substantially identical to the current investment management agreement between the Fund and Advisers is hereby approved; and it is

FURTHER RESOLVED, that the distribution plan relating to the shares of the Trust, as adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, which is substantially identical to the current Rule 12b-1 distribution plan for the shares of the Fund is hereby approved.

IN WITNESS WHEREOF, the undersigned, being the sole shareholder of the Trust has executed this consent as of the 26th day of July, 1996.



                              FRANKLIN PREMIER RETURN FUND


                              By:
                                   Harmon E. Burns
                                   Vice President



Filed with the minutes of the proceedings of the Trust, this 26th day of July, 1996.



                                   _________________________
                                   Deborah R. Gatzek
                                   Secretary